Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Union Bancorp, Inc.

Pottsville, Pennsylvania

We hereby consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-4, as amended, (Registration Statement) of Riverview Financial Corporation and Union Bancorp, Inc. of our report dated March 28, 2013, relating to the consolidated financial statements of Union Bancorp, Inc. as of December 31, 2012 and 2011 and for the years then ended, which appears in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

ParenteBeard LLC

Lancaster, Pennsylvania

August 5, 2013